NEWS RELEASE

OTCBB:TXLA

TEXOLA ENERGY CORP. – OPERATIONAL UPDATE

VANCOUVER, B.C., April 11, 2007 -- Texola Energy Corp. (“Texola” or the “Company”) (OTCBB: TXLA) is pleased to provide the following update on its Maverick Spring’s Project and Chinchaga Prospect:

Maverick Spring Play — Nevada, U.S.

Management advises that Texola Energy recently renewed leases covering approximately 80,000 of its previously held 100,000+ acres on its Maverick Springs Prospect, Elko and White Pine Counties, Nevada, USA. The lease area was reduced to allow the Company to focus on the areas surrounding the two earlier identified structural anticlines identified by Cedar Strat. The Company continues to hold the acreage on a 100% working interest and an 80% net royalty interest basis with Cedar Strat retaining a back-in working interest of 15% after payout.

In order to proceed with its planned seismic program and additional exploration on the leases, the Company anticipates that it will be required to either raise additional funds or to source a joint venture participant. Management will advise on its intended course once it has further information.

The Company remains committed to its Maverick Springs Prospect as it is believed to contain the potential for large compressional structures similar to those in thrust belts around the world. Surface mapping, gravity data and subsurface geology and aeromagnetic data were used to identify the Maverick Springs Prospect area. From the data generated to date, one of the key elements supporting the world-class potential for the Maverick Springs Prospect is the thickness and richness of the source rocks. Cedar Strat’s multi-million dollar Regional Source Rock Study indicates that the Maverick Springs Prospect lie where the Mississippian Clastics are 3000- 5000 feet thick. The Cretaceous source rocks in the Utah/Wyoming thrust belt have generated many multi billion-barrel oil and gas equivalent fields and are only several hundred feet thick.

The Chinchaga Prospect — Alberta, Canada

As previously announced the Company had earlier acquired a 10% interest in the Chinchaga prospect in Northern Alberta. The prospect was proximate to a number of producing Slave Point fields, including the 450Bcf Cranberry Field, the 430Bcf Hamburg field and the 450Bcf Ladyfern field.

Under the farm-in arrangement (FIA), by participating in the first well, the Company and its partners earned a 100% working interest in approximately 7,000 acres. Although the first well was drilled and abandoned, as earlier announced, the Company continues to hold its 13% working interest in the 7000 acres. The Company and its partners will continue to assess and review the potential for and the timing of drilling a second well to test the Slave Point Reef on the above noted acreage. If the parties were to proceed, no well could be drilled until winter 2007/2008.

For further information contact:

For further information contact:

Gordon Nesbitt, Investor Relations

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the statement and/or claim that: (i) the Company will be successful in providing shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America; (ii) the Nevada and Alberta projects offer the Company the potential to exploit and develop large scale world class reservoirs; (iii) the Maverick Springs prospect contains the potential for large compressional structures similar to those in thrust belts around the world; (iv) the Maverick Springs prospect offers the required elements for substantial oil deposits, including the presence of source rock, reservoir rock and trapping structures; (v) the estimate that the Maverick Springs prospect has potential reserves of billions of cubic feet of gas and millions of barrels of oil, and that such reserves could be as prospective as the Barnett Shale play in Texas; (vi) Cedar Strat will conduct a detailed gravity survey for the Company over the Maverick Springs area in the spring of 2006; (vii) the gravity survey will provide the best data possible to determine the optimum drilling locations; and (viii) further studies, including cross section generation to narrow the focus for drill site location, will increase the likelihood of success.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties associated with oil and gas exploration; (ii) changes in reserve estimates if any; (iii) the Company’s inability to finance its operations and growth; (iv) the inability to obtain all necessary government and regulatory approvals; (v) changes in the operating costs, changes in general economic conditions and conditions in oil and gas exploration; (vi) the risk that the Company’s property interests (and the interests of those it has entered into agreements with), and the borders of such property interests, are disputed by other parties; and (vii) the data and proprietary information from third parties on the Chinchaga Project and the Maverick Springs Play are based on inaccurate or incomplete sources and information. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-KSB for the 2006 fiscal year, the Company’s quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.